Exhibit 99.1

Longs Drug Stores Corporation Reports

Third Quarter Fiscal 2005 Results

WALNUT CREEK, Calif. (November 17, 2004) – Longs Drug Stores Corporation (NYSE: LDG) today reported net income for the third quarter ended October 28, 2004 of $6.2 million, or $0.17 per diluted share. Net income for the quarter increased 19 percent over net income of $5.2 million, or $0.14 per diluted share for the third quarter ended October 30, 2003.

Total sales of $1.10 billion for the 13 weeks ended October 28, 2004, were 1.3 percent higher than the $1.09 billion reported in the comparable period last year. Pharmacy sales were 48.9 percent of total drug store sales during the period, compared with 47.8 percent a year ago. Same-store sales increased 0.4 percent, with pharmacy same-store sales increasing 2.9 percent and front-end same-store sales decreasing 1.9 percent. Prescription sales reimbursed through third parties represented 92.0 percent of total pharmacy sales compared with 89.9 percent last year. Last year, Longs estimated that same-store sales for the 13 weeks ended October 30, 2003 were favorably impacted by 80 to 100 basis points as a result of the grocery strike in Southern California.

Commenting on the results for the quarter, Chairman, President and Chief Executive Officer Warren F. Bryant said, “We are pleased to report a 19 percent increase in net income this quarter. It is an indication of the progress we are making toward strengthening our fundamentals and improving our productivity.”

Bryant added, “Although we have made significant progress, we still have more to do. We will continue to focus on building a foundation for more profitable growth while managing through a difficult economic environment.

“Despite the economic weakness in the markets we serve, customers are responding positively to our disciplined merchandise strategy. We are continuing to improve our purchasing power, merchandise replenishment, operational effectiveness and store standards. Consumer spending will improve in a stronger economy and we will have more opportunity to leverage our expenses,” Bryant said.

Nine-Month Results

Net income for the 39 weeks ended October 28, 2004 was $18.9 million, or $0.50 per diluted share, which included the net charges the Company recorded in the second quarter totaling $10.8 million pre-tax ($6.7 million after-tax, $0.18 per diluted share), primarily related to the settlement of a wage and hour lawsuit. This compared with net income for the 39 weeks ended October 30, 2003 of $16.3 million, or $0.44 per diluted share, which included previously reported net charges totaling $11.8 million pre-tax ($7.1 million after-tax, or $0.19 per diluted share) recorded in the first six months of fiscal year 2004.

Total sales for the 39 weeks ended October 28, 2004, of $3.41 billion were 3.4 percent higher than the $3.30 billion reported in the comparable period last year. Pharmacy sales were 48.0 percent of total drug store sales during the period, compared with 47.1 percent a year ago. Same-store sales increased 1.8 percent, with pharmacy same-store sales increasing 3.3 percent and front-end same-store sales increasing 0.5 percent.

Management Outlook

For the fourth quarter ending January 27, 2005, Longs estimates total sales will be flat to negative 2 percent compared with the fourth quarter last year, with same-store sales flat to negative 2 percent. Given these sales assumptions and the Company’s continued progress on previously stated initiatives, Longs’ goal is to achieve net income in the range of $0.36 to $0.41 per diluted share in the fourth quarter. By comparison, Longs reported net income of $0.36 per diluted share in the fourth quarter of fiscal 2004. In addition, the Company estimated last year that its fourth quarter results were favorably impacted by 200 to 250 basis points on same-store sales and by $0.02 to $0.03 per diluted share on net income as a result of the grocery strike in Southern California.

Longs is revising its sales guidance and reiterating its net income guidance for the full year ending January 27, 2005. The Company estimates total sales will increase 1 to 3 percent compared with the prior year, with same-store sales flat to up 2 percent. Given these sales assumptions and continued progress on previously stated initiatives, Longs’ goal is to achieve net income in the range of $0.87 to $0.92 per diluted share in Fiscal 2005, including an after-tax net charge of $0.18 per diluted share for previously reported legal settlements. By comparison, Longs reported net income for the fiscal year ended January 29, 2004 of $0.79 per diluted share, which included previously reported after-tax net charges of $0.19 per diluted share.

Teleconference and Webcast

Longs has scheduled a conference call at 4:30 p.m. EST/1:30 p.m. PST today to discuss its third quarter 2005 performance and business outlook. The call will be broadcast live on the Company’s Web Site at www.longs.com. A replay of the conference call will be available approximately two hours after the call and available through Friday, November 26, by dialing 412-317-0088 or toll free 877-344-7529 and using the PIN number 960 followed by the # sign and conference number 359642 followed by the # sign. The audio Webcast of the conference call will also be archived for one full quarter on the Company’s Web Site.

Forward-Looking Statements

This release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements relate to, among other things, sales, earnings, gross profits, inventories, cost reductions and improved operational efficiencies, and are indicated by such words or phrases as “projects, expects, estimates, goals,” or similar words or phrases. These statements are based on Longs’ current plans and expectations and involve risks and uncertainties that could cause actual events and results to vary materially from those included in or contemplated by such statements. Risks and uncertainties include, among other things, risks of changing market conditions, consumer demand, new store openings, consumer reaction to remodeled stores, labor unrest, litigation, natural or manmade disasters, competition, relationships with vendors, the ability of the Company to execute its previously announced initiatives, legislative action or inaction, the Company’s ability to achieve real-time visibility into its inventories, and other factors discussed in the Company’s media releases and in its reports filed with the Securities and Exchange Commission (SEC). Please refer to such filings for a further discussion of these risks and uncertainties. The Company undertakes no obligation to update any projections or other forward-looking statements to reflect events or circumstances that may arise after the date of this release. The Company also cautions readers that the time and/or manner of the scheduled distribution of its third quarter fiscal 2005 performance information, as well as its teleconference and webcast, may change for technical or administrative reasons outside the Company’s control.

About Longs Drug Stores Corporation

Longs Drug Stores Corporation is one of the most recognized retail drug store chains on the West Coast and in Hawaii. Through its 472 stores located in California, Hawaii, Washington, Nevada, Colorado and Oregon, Longs Drug Stores serves the health and well-being needs of consumers through customer-oriented pharmacy services and convenient product offerings that include over-the-counter medications, photo and cosmetics. Headquartered in Walnut Creek, California, Longs also provides pharmacy benefit management (PBM) services through its RxAmerica subsidiary. Additional information about Longs Drug Stores Corporation and its Internet prescription services is available at www.longs.com.

Condensed Consolidated Income Statements (unaudited)

	For the 13 weeks ended		For the 39 weeks ended
	October 28 2004	October 30 2003	October 28 2004	October 30 2003
	Thousands Except Per Share Amounts
Sales	$1,100,897	$1,087,293	$3,411,075	$3,299,886
Cost of sales	813,185	813,289	2,535,011	2,452,736

Gross profit	287,712	274,004	876,064	847,150
Operating and administrative expenses	254,487	241,984	760,903	744,106
Depreciation and amortization	20,748	20,066	64,518	63,753
Legal settlements and other disputes, net	—	—	10,773	—
Provision for store closures and asset impairments	—	—	—	2,543

Operating income	12,477	11,954	39,870	36,748
Interest expense	3,589	3,648	11,031	10,904
Interest income	(126)	(76)	(406)	(315)

Income before income taxes	9,014	8,382	29,245	26,159
Income taxes	2,785	3,152	10,391	9,836

Net income	$6,229	$5,230	$18,854	$16,323

Earnings per common share:
Basic	$0.17	$0.14	$0.51	$0.44
Diluted	0.17	0.14	0.50	0.44

Dividends per common share	$0.14	$0.14	$0.42	$0.42

Weighted average number of shares outstanding:
Basic	37,252	37,144	37,193	37,210
Diluted	37,577	37,413	37,457	37,411

Number of stores, beginning of period	470	463	470	455
Stores opened	3	5	4	13
Stores closed	(1)	(1)	(2)	(1)

Number of stores, end of period	472	467	472	467

Stores relocated	1	0	2	0

Condensed Consolidated Balance Sheets (unaudited)

	October 28, 2004	October 30, 2003	January 29, 2004
	Thousands Except Share Information
Assets
Current Assets:
Cash and cash equivalents	$67,093	$55,088	$40,222
Pharmacy and other receivables, net	160,373	148,090	163,950
Merchandise inventories, net	476,979	478,209	477,122
Deferred income taxes	38,798	33,395	41,848
Prepaid expenses and other current assets	13,253	11,500	13,373

Total current assets	756,496	726,282	736,515

Property:
Land	108,074	104,761	106,326
Buildings and leasehold improvements	573,041	542,069	547,128
Equipment and fixtures	559,165	526,739	531,855

Total	1,240,280	1,173,569	1,185,309
Less accumulated depreciation	621,357	567,211	571,889

Property, net	618,923	606,358	613,420

Goodwill	82,085	82,085	82,085
Intangible assets, net	6,378	6,446	6,428
Other non-current assets	4,069	3,719	3,664

Total	$1,467,951	$1,424,890	$1,442,112

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable and accrued expenses	$320,419	$333,958	$296,741
Employee compensation and benefits	115,970	94,314	109,386
Taxes payable	36,248	45,454	64,941
Current maturities of debt	41,870	63,923	91,870

Total current liabilities	514,507	537,649	562,938

Long-term debt	175,688	147,558	114,558
Deferred income taxes and other long-term liabilities	57,961	35,914	50,695
Commitments and Contingencies

Stockholders’ Equity:
Common stock: par value $0.50 per share, 120,000,000 shares authorized, 37,600,000, 37,481,000 and 37,544,000 shares outstanding	18,800	18,740	18,772
Additional capital	177,614	168,843	170,321
Unearned compensation	(1,846)	(2,972)	(2,525)
Retained earnings	525,227	519,158	527,353

Total stockholders’ equity	719,795	703,769	713,921

Total	$1,467,951	$1,424,890	$1,442,112

Condensed Consolidated Cash Flow Statements (unaudited)

	For the 39 weeks ended
	October 28, 2004	October 30, 2003
	Thousands
Operating Activities:
Net income	$18,854	$16,323
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	64,518	63,753
Provision for store closures and asset impairments	—	2,543
Deferred income taxes and other	9,143	(945)
Stock awards and options, net	566	416
Common stock contribution to benefit plan	6,554	6,298
Changes in assets and liabilities:
Pharmacy and other receivables	3,577	(12,480)
Merchandise inventories	143	(34,774)
Other assets	(285)	1,654
Current liabilities and other	1,662	54,976

Net cash provided by operating activities	104,732	97,764

Investing Activities:
Capital expenditures and acquisitions	(75,058)	(83,790)
Proceeds from property dispositions	6,167	8,999

Net cash used in investing activities	(68,891)	(74,791)

Financing Activities:
Proceeds from long-term borrowings	20,000	30,000
Repayments of long-term borrowings	(8,870)	(2,296)
Repurchase of common stock	(7,236)	(20,023)
Dividend payments	(15,671)	(15,761)
Proceeds from exercise of stock options	2,807	—

Net cash used in financing activities	(8,970)	(8,080)

Increase in cash and cash equivalents	26,871	14,893
Cash and cash equivalents at beginning of period	40,222	40,195

Cash and cash equivalents at end of period	$67,093	$55,088

Supplemental disclosure of cash flow information:
Cash paid for interest	$10,667	$10,216
Cash paid for income taxes	21,613	15,820